Exhibit 99.1

FOR FURTHER INFORMATION:

A. Vincent Siciliano	James Burgess
President and CEO	EVP and CFO
Tel: 858-875-2005	858-875-2008
Email: vsiciliano@1stpacbank.com	jburgess@1stpacbank.com

1ST PACIFIC BANCORP REPORTS SECOND QUARTER EARNINGS

SAN DIEGO, July 26, 2007 — 1st Pacific Bancorp (OTC BB: FPBN), the holding company for 1st Pacific Bank of California, today announced second quarter 2007 net income of $664,000, a decrease of 19.2 percent from the $822,000 reported for the prior-year second quarter. Diluted earnings per share were $0.16, a 20.0 percent decline from the per share earnings of $0.20 reported for the second quarter of 2006. Compared with the first quarter of 2007, net income declined 1.2 percent, and was unchanged at $0.16 for both quarters on a diluted per share basis. For the first six months of 2007, net income was $1.34 million, down 11.7 percent from the $1.5 million reported for the 2006 six month period. Diluted per share earnings were $0.32 for the 2007 period and $0.36 for the 2006 period, a decline of 11.1 percent. Year over year, results reflect solid loan growth and disciplined expense control, offset by net interest margin compression.

Highlights for the second quarter of 2007 include:

•                  Assets increased 8.6 percent to $312.1 million for the twelve-month period ending June 30, 2007; loan growth was $27.9 million, up 11.0 percent.

•                  The net interest margin declined 101 basis points over the past year, to 4.80 percent for the second quarter of 2007. The rate of margin compression has been slowing in recent quarters, with the second quarter margin down 13 basis points from the first quarter of 2007.

•                  One loan in the amount of $4.7 million was downgraded to nonperforming status this quarter in an otherwise pristine loan portfolio. No loss is anticipated.

•                  The Company continued its rigorous control of non-interest expense, which increased 10.6 percent year over year, and was a nominal 1.6 percent higher than first quarter of 2007.

•                  1st Pacific’s acquisition of Landmark National Bank was completed on July 1, 2007. Although not reflected in second quarter results, Landmark will add approximately $100 million in assets and two banking offices in San Diego County to 1st Pacific Bank’s operations.

Vincent Siciliano, President and CEO of 1st Pacific Bancorp, commented, “We are seeing some slowdown in residential construction here in San Diego since year-end 2006, and we are adjusting accordingly. For the most part, it is business as usual, but at a lesser pace. Loan growth is still solid, but slower than in previous years, while asset quality remains excellent. Last year we became more selective in our choice of projects, and have seen lower construction and land loan volumes as a result.

“Meanwhile, we have the integration of Landmark well underway. We appointed two senior managers to serve in leadership roles in our new regions, and for the most part, we have achieved our planned personnel savings. We are now a $415 million bank, with a larger lending limit and more calling officers. We have one of the most vibrant and diversified markets in the country, and many opportunities for continued growth.”

Total revenue, consisting of net interest income and non-interest income, was $3.94 million for the second quarter of 2007, a decrease of 2.7 percent from the $4.05 million reported for the prior-year second quarter. Net interest income decreased 3.6 percent to $3.77 million, reflecting a 101 basis point decline in net interest margin, to 4.80 percent, partially offset by a 16.6 percent increase in average earning assets. Compared with the first quarter of 2007, the second quarter margin declined 13 basis points.

Non-interest income for the second quarter of 2007 was $176,000 compared with $145,000 for the year-ago quarter, an increase of 21.7 percent, primarily due to an increase in brokered loan fees and gains on loan sales.

Expenses continue to be well controlled. Non-interest expense was $2.7 million for the second quarter of 2007, an increase of $261,000 or 10.6 percent, over the prior-year second quarter. Salaries and benefits rose $67,100, or 4.4 percent, reflecting the addition of one net FTE employee year over year. Other expenses accounted for the largest share of the increase, up $193,900, or 20.2 percent from the second quarter of 2006; part of this increase is related to our holding company, which we organized in January 2007. Holding company expenses were $49,000 for the second quarter of 2007, and $97,000 year to date. FDIC insurance also increased sharply, $47,000 for the quarter and $80,000 year to date compared to $7,000 and $14,000 respectively. Compared with the linked quarter, non-interest expense rose $44,000, or 1.6 percent; the $45,300 decrease in salaries and benefits was offset by an $88,000 increase in other expense. Second quarter headcount increased from the first quarter by five FTE employees, as 1st Pacific hired a few key people to staff the combined organization. The efficiency ratio for the second quarter of 2007 was 69.4 percent, compared with 61.1 percent for the year-ago quarter, due primarily to a lower level of revenues.

Asset quality declined during the second quarter of 2007, primarily from the downgrade of one $4.7 million loan to nonperforming status. The loan supports a multi-unit residential housing project that is completed, with several units either sold or in escrow. Sales are slower that anticipated, and interest reserves have been depleted; no loss of principle is expected. Nonperforming assets were $4.7 million at June 30, 2007, equivalent to 1.51 percent of total assets, compared with $1.0 million, or 0.35 percent of total assets, twelve months ago. At June 30, 2007, the loan loss reserve was $3.4 million, or 1.21 percent of loans.

At June 30, 2007, total assets were $312.1 million, an increase of 8.6 percent above year-ago levels; loans grew $27.9 million, or 11.0 percent, year over year, reaching $282.2 million at quarter-end. 1st Pacific’s loan portfolio has become better balanced as construction lending slowed; since year-end 2006, construction and land development loans (C&D) declined by $10.8 million, while commercial term loans grew $17.7 million to replace the runoff of construction loans. By June 30, 2007, C&D loans had declined to 37.4 percent of the loan portfolio from 42.3 percent at year-end. Conversely, commercial term real estate loans grew 21.8 percent during the current six-month period, to $98.8 million.  Commercial loans also increased year-over year by $14.2 million, or 32.5 percent, to $57.8 million at the end of the 2007 second quarter.

Deposits were $273.2 million at June 30, 2007, up $23.4 million or 9.4 percent from twelve months ago. Money market and savings accounts grew 32.7 percent over the past twelve months and now account for 31.1 percent of 1st Pacific’s deposit base, up from 25.6 percent in the year-ago quarter. Noninterest-bearing DDA deposits increased 0.8 percent over the last twelve months to $51,716,519, accounting for 18.9 percent of total deposits. Meanwhile, time deposits declined as a percent of deposits over the past twelve months from, 46.4 percent to 44.7 percent. The average cost of deposits for the quarter was 3.62 percent compared with 3.68 percent in the first quarter of 2007. Deposit levels increased $11.3 million since December 31, 2006, divided between noninterest-bearing DDA deposits (up $5.6 million, or 12 percent) and time deposits (up $7.6 million or 6.1 percent).

At June 30, 2007, shareholders’ equity was $27.5 million, an increase of $3.6 million, or 15.1 percent from twelve months ago. Shareholders’ equity was 8.80 percent of assets at period-end compared with 8.31 percent the year earlier. Mr. Siciliano concluded, “We continue to manage our business as we always do, seeking quality loans and underwriting them with care. As a result, we have excellent asset quality which has enabled us to absorb significant margin compression. We have slowed our real estate loan growth in response to market conditions, while focusing on increased C&I loan production and core deposit growth. Our acquisition of Landmark Bank positions us as San Diego’s largest public local bank, well positioned to meet the financing needs of the Greater San Diego market.”

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s leading local business bank. The Bank offers a full complement of business products and services to meet the financial needs of professional firms, small to mid-sized businesses, their owners and the people who work there. Including its recent acquisition of Landmark National Bank, 1st Pacific Bank has a total of seven banking offices located in San Diego County: one each in the University Towne Center area, in the Tri-Cities area of Oceanside, in Mission Valley, the Inland North County, El Cajon, La Jolla Village and Solana Beach. For additional information, visit the Company’s web site at: http://www.1stpacificbank.com.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by 1st Pacific Bancorp with the Federal Reserve Board. 1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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1st Pacific Bancorp

Second Quarter 2007 Results

1st Pacific Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly					6 Months Year-To-Date
	2007	2007	2006	2006	2006
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2007	2006

EARNINGS
Net interest income	$3,768	3,737	3,809	3,874	3,908	7,505	7,560
Provision for loan losses	$74	77	10	86	169	151	348
NonInterest income	$176	170	134	140	145	346	264
NonInterest expense	$2,738	2,694	2,635	2,441	2,477	5,433	4,896
Net income	$664	672	789	873	822	1,337	1,515
Basic earnings per share	$0.17	0.17	0.20	0.23	0.21	0.34	0.39
Diluted earnings per share	$0.16	0.16	0.19	0.21	0.20	0.32	0.36
Average shares outstanding	3,899,132	3,890,484	3,873,532	3,868,396	3,866,992	3,894,808	3,859,695
Average diluted shares outstanding	4,233,262	4,228,740	4,215,993	4,181,556	4,136,256	4,231,001	4,187,534

PERFORMANCE RATIOS
Return on average assets	0.83%	0.87%	1.04%	1.23%	1.18%	0.85%	1.13%
Return on average common equity	9.84%	10.36%	12.32%	14.21%	14.05%	10.10%	13.25%
Net interest margin (fully tax-equivalent)	4.80%	4.93%	5.20%	5.61%	5.81%	4.87%	5.84%
Efficiency ratio	69.43%	68.95%	66.83%	60.82%	61.13%	69.19%	62.58%

CAPITAL
Period-ending equity to assets	8.80%	8.46%	8.14%	8.46%	8.31%	8.80%	8.31%
Book value per share	$7.04	6.86	6.67	6.42	6.17	7.04	6.17

ASSET QUALITY
Net loan charge-offs (recoveries)	$(0)	(0)	1	0	0	(0)	0
Allowance for loan losses	$3,402	3,328	3,251	3,242	3,156	3,402	3,156
Allowance for losses to total loans	1.21%	1.19%	1.18%	1.27%	1.24%	1.21%	1.24%
Nonperforming loans	$4,724	0	0	0	1,011	4,724	1,011
Other real estate owned	$0	0	0	0	0	0	0
Nonperforming assets to total assets	1.51%	0.00%	0.00%	0.00%	0.35%	1.51%	0.35%

END OF PERIOD BALANCES
Total Loans	$282,249	280,032	275,266	255,560	254,341	282,249	254,341
Total assets	$312,129	315,559	318,465	293,530	287,352	312,129	287,352
Deposits	$273,150	268,793	261,838	245,011	249,781	273,150	249,781
Shareholders’ equity	$27,474	26,705	25,936	24,841	23,875	27,474	23,875
Full-time equivalent employees	76	71	77	73	75	76	75

AVERAGE BALANCES
Total Loans	$285,352	277,367	266,602	254,315	246,028	281,381	240,113
Earning Assets	$314,564	307,220	290,730	273,920	269,876	310,912	261,139
Total assets	$321,626	314,849	299,530	282,106	278,573	318,344	269,663
Deposits	$264,022	266,117	253,378	244,637	247,643	265,064	238,280
Shareholders’ equity	$27,090	26,321	25,389	24,358	23,456	26,705	23,045

1st Pacific Bancorp

Second Quarter 2007 Results

1st Pacific Bancorp

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jun 30, 2007	Jun 30, 2006	Jun 30, 2007	Jun 30, 2006
INTEREST INCOME
Loans, including fees	$6,187,879	$5,532,555	$12,257,704	$10,573,069
Investment securities	144,061	58,761	276,573	99,408
Federal funds sold	237,155	224,482	482,466	369,360
Total interest income	6,569,095	5,815,798	13,016,743	11,041,837

INTEREST EXPENSE
Deposits	2,382,268	1,813,927	4,797,317	3,283,914
Subordinated debt and other borrowings	419,089	93,603	714,197	197,848
Total interest expense	2,801,357	1,907,530	5,511,514	3,481,762

Net Interest Income	3,767,738	3,908,268	7,505,229	7,560,075

Provision for Loan Losses	74,000	169,000	151,000	348,000

Net interest income after provision for loan losses	3,693,738	3,739,268	7,354,229	7,212,075

NON INTEREST INCOME
Service charges, fees and other income	95,911	94,486	218,013	200,330
Brokered loan fees and gains on loan sales	80,493	50,284	128,283	64,070
Total non interest income	176,404	144,770	346,296	264,400

NON INTEREST EXPENSE
Salaries and benefits	1,584,469	1,517,396	3,214,234	3,063,618
Occupancy and equipment	401,672	384,760	801,845	723,939
Other expense	752,348	575,306	1,416,676	1,108,909
Total non interest expense	2,738,489	2,477,462	5,432,755	4,896,466

Income before income tax expense	1,131,653	1,406,576	2,267,770	2,580,009

Income tax expense	467,214	584,855	930,898	1,065,500

Net Income	$664,439	$821,721	$1,336,872	$1,514,509

Basic earnings per share	$0.17	$0.21	$0.34	$0.39
Diluted earnings per share	$0.16	$0.20	$0.32	$0.36
Average shares outstanding	3,899,132	3,866,992	3,894,808	3,859,695
Average diluted shares outstanding	4,233,262	4,136,256	4,231,001	4,187,534

1st Pacific Bancorp

Second Quarter 2007 Results

1st Pacific Bancorp

CONSOLIDATED BALANCE SHEETS

	Jun 30, 2007	Dec 31, 2006	Jun 30, 2006
ASSETS
Cash and due from banks	$6,085,134	$9,099,447	$7,493,644
Federal funds sold	10,140,000	20,985,000	12,730,000
Total cash and cash equilvalents	16,225,134	30,084,447	20,223,644

Investment securities available for sale	8,571,971	8,998,338	9,687,637
FRB, FHLB and other equity stock, at cost	2,612,300	2,086,850	1,727,850

Construction & Land	105,574,792	116,389,134	108,682,793
Residential & Comm’l RE	98,790,861	81,130,349	79,590,893
SBA 7a & 504 Loans	14,060,974	19,883,247	19,355,171
Commercial Loans	57,804,497	52,796,722	43,634,218
Other Consumer	6,018,046	5,066,085	3,077,554
Total loans and leases	282,249,170	275,265,537	254,340,629
Allowance for Loan Losses	(3,402,102)	(3,251,002)	(3,156,341)
Total loans and leases, net	278,847,068	272,014,535	251,184,288

Premises and Equipment, net	1,938,323	1,604,318	1,693,611
Accrued Interest and Other Assets	3,934,445	3,676,110	2,834,575

Total Assets	$312,129,241	$318,464,598	$287,351,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$51,716,519	$46,099,641	$51,318,114
Interest bearing checking	14,403,979	13,323,197	18,699,984
Savings and Money Market	84,847,163	87,783,374	63,916,866
Time Deposits	122,182,245	114,632,266	115,846,467
Total Deposits	273,149,906	261,838,478	249,781,431

Subordinated Debentures	10,155,000	5,000,000	5,000,000
Other borrowed money	0	24,010,000	7,000,000
Accrued interest and other liabilities	1,350,491	1,679,866	1,695,192
Total liabilities	284,655,397	292,528,344	263,476,623

Shareholders’ Equity:
Common stock and additional paid-in capital	20,918,348	20,741,995	20,412,313
Retained Earnings	6,520,730	5,183,858	3,522,850
Accumulated other comprehensive income(loss)	34,766	10,401	(60,181)
Total shareholders’ equity	27,473,844	25,936,254	23,874,982

Total liabilities and shareholders’ equity	$312,129,241	$318,464,598	$287,351,605